UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. ___)

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Spinnaker ETF Series

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THE CANNABIS ETF ("THCX") 116 South Franklin Street Rocky Mount, NC 27802

NOTICE OF MEETING ADJOURNMENT

Dear Valued Shareholder,

We still need your help. The special meeting of shareholders that was adjourned to October 28 has been further adjourned until Friday, November 11 to provide shareholders who have yet to cast their proxy vote with more time to do so.

Our records indicate that you have not yet voted.

As discussed in more detail in the Combined Proxy Statement and Prospectus previously sent to you, shareholders are being asked to consider and vote to approve an Agreement and Plan of Reorganization to reorganize The Cannabis ETF (THCX) into the AXS Cannabis ETF. While the Board is recommending that shareholders vote “FOR” the proposal, you have the option to vote FOR, AGAINST, or ABSTAIN. For more information, please refer to the proxy statement, which can be found at https://thcxetf.com/.

If you have any proxy-related questions, or to vote your shares by phone, please call 1-877-283-0321 for assistance. Representatives are available Monday through Friday 9 a.m. to 10 p.m. ET.

You are a significant shareholder, and your participation in the proxy process is critical. Please act today and help the fund avoid additional adjournment and solicitation costs.

Sincerely,

Katherine M. Honey

Katherine M. Honey

President

Spinnaker ETF Series on behalf of

The Cannabis ETF

Four convenient voting methods…

1. Vote by Phone with a Representative: You may cast your vote by telephone with a proxy representative by calling toll-free 1-877-283-0321. Representatives are available Monday through Friday 9 a.m. to 10 p.m. ET.

2. Vote by touch-tone phone: You may cast your vote by telephone using an automated system by calling the toll-free number found on the enclosed proxy card(s).

3. Vote online: You may cast your vote by visiting the web address located on the enclosed proxy card(s) and following the instructions on the website.

4. Vote by mail: You may cast your vote by signing, dating, and mailing the enclosed proxy card(s) in the postage-prepaid return envelope provided.